Exhibit 10.9
THIS DOCUMENT CONSTITUTES PART OF
A PROSPECTUS COVERING SECURITIES THAT
HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933
June 2, 2008
VULCAN MATERIALS COMPANY
NONEMPLOYEE DIRECTOR DEFERRED STOCK UNIT AGREEMENT
Terms and Conditions
THIS AGREEMENT, dated as of the Grant Date, which is the date set forth on page one of this Agreement, is between the Company and the Participant, as designated on page one of this Agreement. This Agreement sets forth the terms of the grant described in Section 2 below. In addition, this Agreement amends the deferred stock unit agreements, if any, between the Company and the Participant dated June 1, 2006, and June 1, 2007, by replacing sections 3, 4, and 6 in those agreements with, respectively, Sections 3, 4, and 6, below.
RECITALS:
The Company adopted the 2006 Omnibus Long-Term Incentive Plan (the “Plan”) in order to provide for a wide array of stock-based and other long-term incentives for its employees and members of the Board. The Compensation Committee of the Board (the “Committee”) hereby grants Deferred Stock Units (“DSUs”) to certain nonemployee members of the Board, including the Participant, in accordance with the requirements of the Plan to carry out the purposes of the Plan. In consideration of being awarded the DSUs, the Participant agrees with the Company as follows:
1.	Definitions. All defined terms contained in the Plan are hereby incorporated by reference, except to the extent that any term is specifically defined in this Agreement.

2.	Grant of Deferred Stock Units; Vesting; Dividend Equivalents.
(A)	Grant. Subject to the terms and conditions of the Plan, this Agreement, and any applicable deferral election form executed by the Participant, the Committee hereby grants to the Participant the number of DSUs designated on page one of this Agreement. The DSUs represent an unfunded and unsecured obligation of the Company to issue the same number of Shares in accordance with Section 3 as DSUs granted pursuant to this Section 2(A), or accrued pursuant to Section 2(C), under this Agreement. As of the Grant Date, an account is established for the Participant (“Deferral Account”), and is credited with the number of DSUs shown on page one. No Shares have been transferred or set aside, or will be transferred or set aside, from the general creditors of the Company to fund this award. The Participant has no right to vote or receive dividends on the Shares represented by the DSUs until the Shares have been paid, as explained below.

(B)	Vesting. Except as otherwise provided in Section 4 or 6, the Participant’s right to receive the Shares represented by the DSUs will become non-forfeitable on the third anniversary of the Grant Date.

(C)	Dividend Equivalents. During the period from the Grant Date to the issuance of Shares in accordance with Section 3 (“Deferral Period”), the Participant’s Deferral Account will be credited with dividend equivalents equal to the dividends paid on the number of Shares represented by the DSUs during the Deferral Period (“Dividend Equivalents”). The Dividend Equivalents will be converted to additional DSUs, rounded to the nearest whole number, by dividing the Dividend Equivalents by the Fair Market Value of one Share on the date the dividend is paid. In the case of

(D)	dividends paid in property, the amount credited will be based on the fair market value of the property on the date the dividend is paid. Any such DSUs credited to the Deferral Account under this Section 2(C) will be subject to the same vesting restrictions, if any, and other terms of this Agreement as the DSUs giving rise to the Dividend Equivalents.
3.	Payment of Deferred Stock Units. The issuance of Shares in settlement of the Participant’s rights under this Agreement will be made in a lump sum payment during whichever of the following periods ends first:
(A)	the month of March following the calendar year of the Participant’s cessation of Board service, unless the Participant has elected to defer settlement in accordance with the deferral election provisions in Section 5;

(B)	within 90 days of the date of the Participant’s death or disability, as defined under Section 409A of the Code (“Disability”), provided that the Participant does not have the right to designate the taxable year of the payment; and

(C)	within 90 days of the date of a change in control of the Company, as defined in regulations or other guidance under Section 409A of the Code, provided that the Participant does not have the right to designate the taxable year of the payment.
4.	Acceleration of Vesting
(A)	Retirement. Upon attaining the mandatory retirement age (“Retirement”), all DSUs under this Agreement whether then forfeitable or non-forfeitable will become non-forfeitable. All non-forfeitable DSUs will be paid in accordance with Section 3.

(B)	Disability. Upon Disability of the Participant, all DSUs granted under this Agreement whether then forfeitable or non-forfeitable will become non-forfeitable. All non-forfeitable DSUs will be paid in accordance with Section 3.

(C)	Death. Upon the death of the Participant, all DSUs granted under this Agreement whether then forfeitable or non-forfeitable will become non-forfeitable. All non-forfeitable DSUs will be paid to the Participant’s estate in accordance with Section 3.

(D)	Other Cessation. Upon a cessation of service for reasons other than Retirement, Disability, or death, all DSUs granted under this Agreement that have not become non-forfeitable as of the date of such cessation will be forfeited, unless otherwise determined by the Committee in its discretion.
5.	Deferral Elections.
(A)	Prior Year Elections. In a calendar year prior to the year of the Grant Date, the Participant may elect to defer the issuance of Shares in settlement of the Participant’s rights under this Agreement beyond the period established in Section 3(A) in accordance with Subsection (C).

(B)	Special Elections for 2008. The Participant may elect before January 1, 2009, to defer the issuance of Shares in settlement of DSUs that would not otherwise be paid before January 1, 2009, beyond the period established in Section 3(A) in accordance with Subsection (C).

(C)	Deferral Options. Pursuant to an election under subsection (A) or (B), the Participant may elect to receive settlement in 5 or 10 approximately equal annual installments beginning during the period established in Section 3(A), provided payment is not made under Section 3(B) or 3(C) and subject to subsection (D). The amount of each installment payment will be determined by dividing the number of DSUs in the Participant’s Deferral Account on the payment date by the number of installments remaining (for example, the number of shares in the first of five installment payments will equal the number of DSUs on the payment date divided by five, and the number of shares in the second of five installments will equal the number of DSUs on the second payment date divided by four). An election made under this Section 5 shall be irrevocable and must be made by executing and submitting the appropriate election form to the Committee.

(D)	Death, Disability, or Change in Control During Settlement Period. Upon the Participant’s death or Disability or upon a change in control of the Company, as defined in regulations or other guidance under Section 409A of the Code, during the settlement period, issuance of any remaining Shares in settlement of the Participant’s rights under this Agreement will made in a lump sum payment during the period specified in Section 3(B), in the case of death or Disability, or during the period specified in Section 3(C), in the case of a change in control.
6.	Change in Control of the Company.
Upon a change in control of the Company, as defined in regulations or other guidance under Section 409A of the Code, all DSUs granted under this Agreement whether then forfeitable or non-forfeitable will be deemed to be non-forfeitable. All DSUs will be paid to the Participant in accordance with Section 3.
7.	Effect of Change in Stock Subject to the DSU.
The Committee shall make appropriate adjustments in the number or class of shares subject to the award in order to prevent dilution or enlargement of benefits to the Participant hereunder in the event of a stock or extraordinary cash dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights or similar corporate transaction or event.